EXHIBIT 10.1

September 6, 2022

Andrew McLean

VIA EMAIL

Dear Andrew,

We are pleased to extend to you our offer to join Lands’ End, Inc. (“Lands’ End”), contingent on our mutual execution of this letter agreement and your Executive Severance Agreement with Lands’ End in the form attached as Exhibit A hereto (the “Executive Severance Agreement”), and your commencement of employment on November 1, 2022 (your “Start Date”).  Capitalized terms used in this letter agreement but not otherwise defined will have the meaning set forth in the Executive Severance Agreement.

Upon your Start Date, you will initially serve as Lands’ End’s its Chief Executive Officer-Designate, reporting directly to the Board of Directors of Lands’ End (the “Board”), with such duties, responsibilities and authorities as the Board may determine; provided, that by no later than the Lands’ End 2023 annual stockholders’ meeting, you will be appointed Lands’ End’s Chief Executive Officer, with all of the duties, responsibilities and authority of the chief executive officer of a publicly traded company of similar size, including all employees reporting to you or your designee.  You will be appointed to the Board effective on your Start Date and will be nominated for re‑election to the Board each time your term as director is scheduled to expire.

The key elements of your compensation package following the Start Date are as follows:

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Annual base salary at a rate of $1,050,000 (as increased from time to time, “Base Salary”) payable in accordance with the normal payroll practices of Lands’ End.  Your Base Salary shall be subject to review by the Compensation Committee of the Board (the “Committee”) for increase, but not decrease.

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Participation in the Lands’ End Annual Incentive Plan with an annual incentive target opportunity of 100% of your Base Salary; provided, that for the Lands’ End fiscal year ending January 27, 2023, you will be entitled to an annual incentive amount equal the product of (x) the annual incentive you would have earned for such full fiscal year based on Lands’ End’s achievement of existing annual incentive performance metrics if you had been employed with Lands’ End the entire fiscal year and (y) a fraction equal the number of days during such fiscal year that you were employed with Lands’ End, divided by 365 days. Any annual incentive bonus payable under the Annual Incentive Plan with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date or your employment with Lands’ End terminates at or after the end of the given fiscal year but prior to payment of the annual incentive bonus following the end of the applicable fiscal year (x) by Lands’ End without Cause, (y) by you for Good Reason or (z) as a result of your death or Disability.

•	On your Start Date, you will receive a lump sum payment equal to $600,000, in order to make you whole for the portion of the annual bonus you would have otherwise received from your prior employer for the current fiscal year, which bonus you are forfeiting upon your resignation from such prior employment.  Notwithstanding the foregoing, if, prior to March 31, 2023, you resign your employment other than for Good Reason or the Company terminates your employment for Cause, you shall be required to repay this amount in full.

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On your Start Date, you will receive a one-time inducement grant of each of restricted stock units covering shares of Lands’ End common stock (“RSUs”) having a grant date fair value of $1.25 million and options to purchase a number of shares of Lands’ End common stock having a grant date fair value of $1.25 million (the “Sign-On Options”, collectively referred to herein with the Sign-On RSUs as the “Sign-On Awards”), in each case, pursuant to the form of restricted stock unit award agreement and form of stock option award agreement previously approved by the Committee for the purpose of Sign-On Awards, based on the terms provided under the Lands’ End, Inc. 2017 Stock Plan (As Amended and Restated) (the “2017 Plan”). Notwithstanding the foregoing, the Sign-On Award agreements will provide that on a termination without Cause or a resignation for Good Reason, any portion of the Sign-On Awards that would have become vested within the 12 months following the date of such separation from service will become immediately vested. The Sign-on Awards will be granted as an inducement award, and as such will be covered by a Registration Statement on Form S-8 prior to issuance.

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Your eligibility to participate in future long-term compensation programs of Lands’ End, beginning with the fiscal year beginning January 28, 2023, will be determined at the same time and in the same manner as other senior executive officers of Lands’ End; provided, however, that (1) your total target award opportunity with respect to any given long-term compensation program performance cycle will be not less than $2,520,000 and (2) the Compensation Committee of the Board will consult with you regarding the performance metrics to be established for performance awards made in fiscal 2023.  Long-term compensation awards will be granted under the 2017 Plan (or a successor plan), in accordance with the terms thereof.

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Your primary workplace location will initially be at Lands’ End headquarters in Wisconsin. During the first year after your Start Date, you will obtain a residence in the Dodgeville-Madison, WI corridor for use by you and your spouse on an ongoing basis.  In connection with the foregoing, for 180-day period after the Start Date, Lands’ End will (a) provide you with temporary corporate housing, and (b) reimburse you for roundtrip airplane tickets between Wisconsin and New York, and/or between Wisconsin and Maine.

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You will be eligible to receive at least four (4) weeks paid vacation, in accordance with Lands’ End policy.  Added to this, you will qualify for six (6) paid national holidays each year.  You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs of Lands’ End on a basis no less favorable than other senior executives of Lands’ End, in accordance with the applicable terms, conditions and availability of those programs.

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Lands’ End will promptly pay, or reimburse, you for legal fees and expenses incurred by you (not to exceed $35,000) in connection with the negotiation and drafting of this offer letter and related documents.  Lands’ End will reimburse you for all reasonable business expenses incurred by you in the course of performing your duties with Lands’ End, subject to its requirements with respect to reporting and documentation of expenses under its expense reimbursement policy.

•	All cash amounts referenced in this letter agreement are, unless otherwise expressly stated, subject to applicable income and employment tax withholding as required under applicable law.
•

For the avoidance of doubt, upon any termination of the employment being offered to you under this letter agreement, for any reason, you will also immediately cease to hold (and if necessary, agree to resign from) all other executive and/or director titles and positions that you hold with Lands’ End and any of its subsidiaries.

This offer of employment to you by Lands’ End is contingent upon you and Lands’ End entering into the Executive Severance Agreement.  This offer also is contingent upon satisfactory completion of a pre-employment drug test and employment eligibility verification (i.e., Form I-9).

In addition to such indemnification rights as set forth in the Executive Severance Agreement, Lands’ End shall provide you with indemnification and advancement of expenses to the fullest extent permitted by applicable law and directors’ and officers’ liability insurance at the level provided to senior executives and directors of Lands’ End.  The obligations under the prior sentence shall survive any termination of employment subject to the terms and conditions of the applicable programs and insurance policies, as applicable, in the same manner as such terms and conditions apply to active senior executives and directors of Lands’ End at the relevant time(s).

By accepting this offer, you agree to devote all of your professional time and attention to the duties required by your positions with Lands’ End while employed and to the best interests of Lands’ End, except you may manage your and your family’s personal investments, be involved in charitable activities and, subject to the remainder of this paragraph, serve on boards of directors.  To that end, you represent and warrant to Lands’ End that:  (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with Lands’ End or any of its affiliates, except for the restrictive covenants with your prior employer, copies of which you have provided to Lands’ End; and (b) you are not (i) except for the entities set forth on Appendix I, a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except for the boards of directors set forth in Appendix I.  You may continue to serve on the boards of directors set forth on Appendix I.

Finally, you agree that you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise, and represent and affirm that your employment with Lands’ End will not violate any restrictive covenants by which you are bound under any agreement with any prior employer or other service recipient.

Andrew, we are looking forward to you joining Lands’ End.  We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer.  If you need additional information or clarification, please do not hesitate to call.

This letter, together with the Executive Severance Agreement, sets forth our full understanding with regard to the subject matter hereof.  It may not be amended or terminated orally, but only by a writing signed by the party to be charged.  This agreement may not be assigned, except in connection with a sale of all or substantially all of the assets of the Company and then only if the assignee assumes the obligations in writing.

This agreement shall be interpreted and construed under the laws of the State of Wisconsin without regard to its conflict of laws provisions.

The offer of employment contained in this letter will expire, if not accepted by you, by September 6, 2022.  To accept, please sign below and return this letter, along with your signed Executive Severance Agreement, to my attention.

[END OF DOCUMENT.  SIGNATURES ON NEXT PAGE.]

Sincerely,

/s/ Josephine Linden

Josephine Linden

Chair, Board of Directors

Lands’ End, Inc.

Enclosure

Accepted and agreed this 6 day of September, 2022:

/s/ Andrew McLean

Andrew McLean

[Signature Page to Andrew McLean Employment Letter Agreement]

Appendix I

Advisory Board – Sarona Asset Management

Windsor, Inc.